Exhibit 4.09

Execution Version

AGNICO-EAGLE MINES LIMITED

as Borrower

- and —

THE GUARANTORS FROM TIME TO TIME
PARTY TO THIS AGREEMENT

as Guarantors

- and -

THE BANK OF NOVA SCOTIA

as Lender

CREDIT AGREEMENT
DATED AS OF JUNE 26, 2012
C$150,000,000 UNCOMMITTED LETTER OF CREDIT FACILITY

BORDEN LADNER GERVAIS LLP

DAVIES WARD PHILLIPS & VINEBERG LLP

TABLE OF CONTENTS

1.	INTERPRETATION		1

	1.1	Definitions	1
	1.2	Interpretation	13
	1.3	Currency	13
	1.4	Division and Titles	13

2.	THE CREDIT FACILITY		13

	2.1	Amount of Credit Facility	13
	2.2	Uncommitted Nature of Facility	14
	2.3	Purpose/Use of the Credit Facility	14
	2.4	Term	14

3.	PROVISIONS RELATING TO LETTERS OF CREDIT		14

	3.1	Letters of Credit	14
	3.2	Evidence of Indebtedness	18
	3.3	Notices Irrevocable	18

4.	PROVISIONS RELATING TO INTEREST		18

	4.1	Interest	18
	4.2	Maximum Interest Rate	18

5.	INCREASED COSTS, INDEMNIFICATION AND MARKET DISRUPTIONS		19

	5.1	Increased Costs	19
	5.2	Taxes	20
	5.3	Mitigation Obligations	22

6.	PROVISIONS RELATING TO PAYMENTS		22

	6.1	Currency of Payments	22
	6.2	Payments by the Borrower to the Lender	22
	6.3	Payment on a Business Day	22
	6.4	No Set-Off or Counterclaim by Borrower	23
	6.5	Debit Authorization	23

7.	GUARANTEES		23

	7.1	Guarantees	23
	7.2	Additional Guarantors; Release	24

8.	CONDITIONS PRECEDENT		24

	8.1	Conditions to Effectiveness	24

9.	REPORTING AND NOTICE REQUIREMENTS		25

	9.1	Requirements for Notice	26

10.	EVENTS OF DEFAULT AND ENFORCEMENT		26

	10.1	Events of Default	26
	10.2	Remedies	27
	10.3	Notice	27
	10.4	Escrowed Funds for Letters of Credit	27
	10.5	Costs	28
	10.6	Relations with the Obligors	28

11.	CURRENCY CONVERSION, ETC.		28

	11.1	Rules of Conversion	28

i

	11.2	Determination of Equivalent Amount in Other Currencies	29

12.	ASSIGNMENT		29

	12.1	Assignment by the Borrower	29
	12.2	Assignments by the Lender	29
	12.3	Participations	30
	12.4	Limitations Upon Participant Rights	30

13.	MISCELLANEOUS		30

	13.1	Notices	30
	13.2	Amendment and Waiver	31
	13.3	Entire Agreement	32
	13.4	Indemnification and Set-Off	32
	13.5	Benefit of Agreement	32
	13.6	Counterparts	32
	13.7	This Agreement to Govern	32
	13.8	Applicable Law	32
	13.9	Severability	33
	13.10	Further Assurances	33
	13.11	Good Faith and Fair Consideration	33
	13.12	Indemnity	33
	13.13	Confidentiality	34
	13.14	Reinstatement	35
	13.15	Submission to Jurisdiction	35
	13.16	Waiver of Venue	36
	13.17	Waiver of Jury Trial	36
	13.18	Language	36
	13.19	Third Party Beneficiaries	36
	13.20	Formal Date	36
	13.21	Swedish Companies Act	37
	13.22	Finnish Companies Act	37
	13.23	Fees and Expenses	37

EXHIBIT A NOTICE OF BORROWING AND CERTIFICATE			1

EXHIBIT B ADDITIONAL GUARANTOR AGREEMENT			1

ii

CREDIT AGREEMENT entered into as of the 26th day of June, 2012

B E T W E E N:

AGNICO-EAGLE MINES LIMITED

as Borrower

- and -

1715495 ONTARIO INC.
1641315 ONTARIO INC.
AGNICO-EAGLE SWEDEN AB
AGNICO-EAGLE FINLAND OY
AGNICO EAGLE MEXICO S.A. DE C.V.
TENEDORA AGNICO EAGLE MEXICO S.A. DE C.V.
AGNICO-EAGLE MINES MEXICO COOPERATIE U.A.
AGNICO-EAGLE MINES SWEDEN COOPERATIE U.A.
AGNICO-EAGLE (USA) LIMITED
9237-4925 QUÉBEC INC.
GRAYD RESOURCE CORPORATION
RESOURCE GRAYD DE MEXICO, S.A. DE C.V.

as Guarantors

- and -

THE BANK OF NOVA SCOTIA

as Lender

WHEREAS the parties hereto are entering into this Agreement to provide for the terms of an uncommitted credit facility for the provision of Letters of Credit (as defined below).

NOW THEREFORE for valuable consideration and intending to be legally bound by this Agreement, the parties agree as follows:

1.                                      INTERPRETATION

1.1                               Definitions

The following words and expressions, when used in this Agreement, unless the contrary is stipulated, have the following meaning:

1.1.1                     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified;

1.1.2                     “Agreement”, “herein”, “hereby”, “hereto” “hereunder” or similar expressions mean this agreement, the recitals hereto and any schedules hereto, as amended, supplemented, restated and replaced from time to time in accordance with the provisions hereof, and not any particular article, section, subsection, paragraph or clause or other portion hereof;

1.1.3                     “Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise), (b) any judgment, order, writ, injunction, decision, ruling, decree or award or (c) any regulatory policy, practice, guideline or directive; in each case, applicable to and binding on the Person referred to in the context in which the term is used or the property of such Person as a legally enforceable requirement;

1.1.4                     “Assignee” has the meaning defined in Section 12.2;

1.1.5                     “Banking Day” means any Business Day except any Business Day in New York, New York which is a holiday or a day upon which banks are authorized or required by Applicable Law or by local proclamation to be closed in New York, New York;

1.1.6                     “Borrower” means Agnico-Eagle Mines Limited, an Ontario corporation;

1.1.7                     “Branch” means the Global Wholesale Services — Loan Operations department of The Bank of Nova Scotia at 720 King Street West, Third Floor, Toronto, Ontario, M5V 2T3 or such other branch as is designated from time to time by the Lender, provided that notice of such designation has been received or deemed to have been received in accordance with the Agreement;

1.1.8                     “Business Day” means any day, except Saturdays, Sundays and any other day which in Toronto, Ontario is a holiday or a day upon which banks are authorized or required by Applicable Law or by local proclamation to be closed in Toronto, Ontario;

1.1.9                     “Canadian Dollars” or “C$” means the lawful currency of Canada;

1.1.10              “Capital Lease” means any lease which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP;

1.1.11              “Capital Lease Obligations” means, as to any Person, an obligation of such Person to pay rent or other amounts under a Capital Lease and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP;

1.1.12              “Capital Reorganization” means any change in the issued and outstanding Equity Interests of a Person involving the reclassification of such Equity Interests or the conversion of such Equity Interests into, or exchange of such Equity Interests for, cash, securities or other property;

1.1.13              “Cash Equivalents” means, as of the date of any determination thereof, instruments of the following types:

1.1.13.1                            obligations of, or unconditionally guaranteed by, the governments of Canada or the USA, or any agency of either of them backed by the full faith and credit of the governments of Canada or the USA, respectively, maturing not more than one year from the date of acquisition;

1.1.13.2                            marketable direct obligations of the governments of one of the provinces of Canada, one of the states of the USA, or any agency thereof, or of any county, department, municipality or other political subdivision of Canada or the USA, the payment or guarantee of which constitutes a full faith and credit obligation of such province, state, municipality or other political subdivision, which matures not more than one year from the date of acquisition and which, at the time of acquisition, is accorded a short-term credit rating of at least A-1 by S&P, at least P-1 by Moody’s or at least R-1(middle) by DBRS;

1.1.13.3                            commercial paper, bonds, notes, debentures and bankers’ acceptances issued by a Person residing in Canada or the USA and not referred to in subsections 1.1.13.1, 1.1.13.2 or 1.1.13.4, and maturing not more than one year from the date of issuance which, at the time of acquisition, is accorded a short-term credit rating of at least A-1 by S&P, at least P-1 by Moody’s or at least R-1(middle) by DBRS, and, in respect of Canadian asset-backed commercial paper that is based on a DBRS rating, provided further that such asset-backed commercial paper is issued by a Person appearing on the list of “Global Liquidity Standard for ABCP Issuers” published and maintained by DBRS (for so long as such list is in existence and is continually being updated);

1.1.13.4                            (a) certificates of deposit maturing not more than one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the USA, any state thereof, or Canada or any province thereof or (b) Principal Currency certificates of deposit maturing not more than one year from the date of acquisition and issued by a bank in a Principal Jurisdiction; in all cases having capital, surplus and undivided profits aggregating at least US$500,000,000 (or the equivalent thereof in Canadian Dollars or in the currency of such Principal Jurisdiction) and whose short-term credit rating is, at the time of acquisition, accorded a short-term credit rating of at least A-1 by S&P, at least P-1 by Moody’s or at least R-1(middle) by DBRS;

1.1.13.5                            any repurchase agreement having a term of 30 days or less entered into with the Lender or any Person satisfying the criteria set forth in subsection 1.1.13.4 which is secured by a fully perfected security interest in any obligation of the type described in subsection 1.1.13.1 or 1.1.13.2 and has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; and

1.1.13.6                            investments in any security issued by an investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8) that is a money market fund in compliance with all applicable requirements of SEC Rule 2a-7 (17 CFR 270.2a-7);

1.1.14              “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, including any such change resulting from any quashing by a Governmental Authority of an interpretation of any Applicable Law or (c) the making or issuance of any Applicable Law by any Governmental Authority;

1.1.15              “Change of Control” means:

(a)                                 the acquisition, directly or indirectly, by any means whatsoever, by any Person, or group of Persons acting jointly or in concert, (collectively, an “offeror”) of beneficial ownership of, or the power to exercise control or direction over, or securities convertible or exchangeable into, any securities of the Borrower carrying in aggregate (assuming the exercise of all such conversion or exchange rights in favour of the offeror) more than 50% of the aggregate votes represented by the voting stock then issued and outstanding or otherwise entitling the offeror to elect a majority of the board of directors of the Borrower; or

(b)                                 the replacement by way of election or appointment at any time of one-half or more of the total number of the then incumbent members of the board of directors of the Borrower, or the election or appointment of new directors comprising one-half or more of the total number of members of the board of directors in office immediately following such election or appointment; unless, in any such case, the nomination of such directors for election or their appointment is approved by the board of directors of the Borrower in office immediately preceding such nomination or appointment in circumstances where such nomination or appointment is made other than as a result of a dissident public proxy solicitation, whether actual or threatened;

1.1.16              “Claim” has the meaning defined in Section 13.12;

1.1.17              “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise and “Controlling” and “Controlled” have corresponding meanings;

1.1.18              “Credit Facility” has the meaning defined in Section 2.1;

1.1.19              “DBRS” means DBRS Limited;

1.1.20              “Debt” means, with respect to a Person, without duplication, the aggregate of the following amounts, each calculated in accordance with GAAP, unless the context otherwise requires:

1.1.20.1                            all obligations that would be considered to be indebtedness for borrowed money (including, without limitation, by way of overdraft and drafts or orders accepted representing extensions of credit), and all obligations (whether or not with respect to the borrowing of money) that are evidenced by bonds, debentures, notes or other similar instruments;

1.1.20.2                            reimbursement obligations under bankers’ acceptances and contingent obligations of such Person in respect of any letter of credit, letters of guarantee, bank guarantee, surety bond, performance bond and similar instruments;

1.1.20.3                            all liabilities upon which interest charges are paid or are customarily paid by that Person;

1.1.20.4                            any Equity Interests of that Person (or of any Subsidiary of that Person) which Equity Interests, by their terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the later of (a) the Syndicated Credit Agreement Maturity Date and (b) the latest expiry date of the outstanding Letters of Credit, for cash or securities constituting Debt (read without reference to this subsection 1.1.20.4) unless the issuer of such Equity Interests has by the terms of such Equity Interests the option of repaying such amounts or retiring or exchanging such Equity Interests with Equity Interests not convertible or exchangeable or redeemable for Debt (read without reference to this subsection 1.1.20.4);

1.1.20.5                            all Capital Lease Obligations, obligations under Synthetic Leases, obligations under sale and leaseback transactions (unless the lease component of the sale and leaseback transaction is an operating lease) and indebtedness under arrangements relating to purchase money liens and other obligations in respect of the deferred purchase price of property and services; and

1.1.20.6                            the amount of the contingent obligations under any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the Ordinary Course) or other agreement assuring payment or performance of any obligation in any manner of any part or all of an obligation of another Person of the type included in subsections 1.1.20.1 through 1.1.20.5 above,

other than trade payables incurred in the Ordinary Course and payable in accordance with customary practices;

1.1.21              “Default” means an event or circumstance, the occurrence or non-occurrence of which would, with the giving of a notice, lapse of time or combination thereof or other condition subsequent, constitute an Event of Default;

1.1.22              “Derivative Instrument” means an agreement entered into from time to time by a Person in order to control, fix or regulate currency exchange, commodity price or interest rate fluctuations, including a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions and any combination of these transactions);

1.1.23              “Draft” means any draft, demand or other request for payment drawn or issued under or in respect of a Letter of Credit;

1.1.24              “Effective Date” means the date on which all of the conditions specified in Section 8.1 are satisfied or waived by the Lender, as confirmed in a written notice from the Lender to the Borrower;

1.1.25              “Environmental Claims” means any claims (including, without limitation, third party claims, whether for personal injury or real or personal property damage or otherwise), actions, administrative proceedings (including informal proceedings), judgments, liens, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest or losses, including reasonable legal fees and expenses (including any such fees and expenses incurred in enforcing the Loan Documents or collecting any sums due under same), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise directly or indirectly from or in connection with any Applicable Laws, or any failure or breach in respect thereof, that is or allegedly is applicable to any Obligor, its respective properties, operations or actions to the extent the same arose out of the relationships and arrangements created and contemplated hereby;

1.1.26              “Equity Interests” means, with respect to any Person, all shares, interests, units, trust units, partnership, membership or other interests, participations or other equivalent rights in the Person’s equity or capital, however designated, whether voting or non voting, whether now outstanding or issued after the Effective Date, together with warrants, options or other rights to acquire any such equity interests of such Person and securities convertible into or exchangeable for any such equity interests of such Person;

1.1.27              “Event of Default” means an event or circumstance described in Section 10.1;

1.1.28              “Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation under the Loan Documents, (a) taxes imposed on or measured by its overall net income or capital, and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or in the case of the Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by the jurisdiction in which the applicable lending office of the Lender is located and (c) in the case of any payment made by the Borrower to a Foreign Lender (other than (i) an Assignee pursuant to an assignment, transfer or other disposition made when an Event of Default has occurred which is continuing or (ii) any other Assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that is imposed during the time such Foreign Lender is a party hereto (or designates a new lending office) on amounts payable from time to time by the Borrower to such Foreign Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.3.  For greater certainty, for purposes of item (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto;

1.1.29              “Exempt Subsidiary” has the meaning defined in Section 7.1. On the date hereof, the only Exempt Subsidiaries are Agnico-Eagle Mines Mexico Cooperatie U.A. and Agnico-Eagle Mines Sweden Cooperatie U.A.;

1.1.30              “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by USA federal funds brokers as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York or, for any day on which such rate is not so published for such day by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender.  If for any reason the Lender shall have determined, acting reasonably, that it is unable to ascertain the Federal Funds Effective Rate for any reason, including without limitation, the inability or failure of the Lender to obtain sufficient bids or publications in accordance with the terms hereof, the Lender’s announced US Base Rate will apply;

1.1.31              “First Currency” has the meaning defined in Section 11.1;

1.1.32              “Foreign Lender” means any Lender that is not organized under the laws of Canada, or a province or territory thereof, and that is not otherwise considered or deemed to be resident in Canada for income tax or withholding tax purposes;

1.1.33              “FX Rate” has the meaning defined in Section 11.1;

1.1.34              “GAAP” means the generally accepted accounting principles in effect from time to time in the USA;

1.1.35              “Governmental Authority” means the government of Canada or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency;

1.1.36              “Guarantees” means the guarantees delivered or required to be delivered under Article 7;

1.1.37              “Guarantor” means each Subsidiary of the Borrower that has executed and delivered a Guarantee and has complied with the other applicable requirements of Article 7, and has not ceased to be a Guarantor pursuant to Article 7;

1.1.38              “Indemnified Party” has the meaning defined in Section 13.12;

1.1.39              “Indemnified Taxes” means Taxes other than Excluded Taxes;

1.1.40              “Information” has the meaning defined in Section 13.13.2;

1.1.41              “Issuance Date” means the date, which shall be a Business Day, of the issuance of a Letter of Credit;

1.1.42              “LC Indemnitees” has the meaning defined in Section 3.1.6.1;

1.1.43              “Lender” means The Bank of Nova Scotia;

1.1.44              “Letter of Credit” means any documentary letter of credit, stand-by letter of credit and letter of guarantee issued by the Lender in accordance with the provisions hereof or which the Borrower and the Lender agree is a “Letter of Credit” hereunder;

1.1.45              “Letter of Credit Fee” ; has the meaning defined in Section 3.1.2;

1.1.46              “Letter of Credit Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under Letters of Credit;

1.1.47              “Loan Documents” means this Agreement, the Guarantees and all other agreements, documents and instruments to which an Obligor is a party delivered under or in relation to the Credit Facility from time to time;

1.1.48              “Loan Obligations” means all Letter of Credit Obligations, together with interest thereon and all other debts and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Borrower to the Lender in any currency or remaining unpaid by the Borrower to the Lender in any currency, in each case, under or in connection with this Agreement, whether arising from dealings between the Lender and the Borrower or from any other dealings or proceedings by which the Lender may be or become in any manner whatsoever creditor of the Borrower under or in connection with this Agreement, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety, and all interest, fees, commissions, legal and other costs, charges and expenses incurred under or in connection with this Agreement;

1.1.49              “Material Adverse Effect” means any material adverse change in or material adverse effect on (a) the business, affairs, property, liabilities or financial condition of the Obligors taken as a whole, (b) the ability of the Obligors, taken as a whole, to observe, perform or comply with their obligations under any of the Loan Documents or (c) the rights and remedies of the Lender under any of the Loan Documents;

1.1.50              “Material Subsidiary” means any Subsidiary of the Borrower (whether or not wholly-owned) (a) that, as of the end of any fiscal quarter of the Borrower, has total consolidated or unconsolidated assets having a book value of US$40,000,000 (or the equivalent amount in any other applicable currency at the applicable FX Rate) or more, or (b) that, as of the end of any fiscal quarter of the Borrower, has total consolidated or unconsolidated revenue for the last 12 months of US $20,000,000 (or the equivalent amount in any other applicable currency at the applicable FX Rate) or more;

1.1.51              “Maturity Date” means the date which is fifteen (15) days after the Lender gives the Borrower notice under Section 2.4;

1.1.52              “Moody’s” means Moody’s Investors Service, Inc.;

1.1.53              “Notice of Borrowing” means a notice substantially in the form of Exhibit A transmitted to the Lender by the Borrower in accordance with Section 3.1.1;

1.1.54              “Obligors” means the Borrower, the Guarantors and the Exempt Subsidiaries;

1.1.55              “Ontario Obligors” means the Borrower, 1715495 Ontario Inc. and 1641315 Ontario Inc.;

1.1.56              “Ordinary Course” means, with respect to an action taken by a Person, that the action is taken in the usual course of the normal day-to-day operations of the Person;

1.1.57              “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document;

1.1.58              “Participant” has the meaning defined in Section 12.3;

1.1.59              “Permitted Assignment Transaction” means any transaction that involves a merger, consolidation, amalgamation, statutory arrangement (involving a business combination) or other reorganization of any Obligor with, or liquidation, wind-up or dissolution of any Obligor into, any other Person, where such transaction consists of one of more of the following:

1.1.59.1                            a Capital Reorganization of a Guarantor;

1.1.59.2                            a Capital Reorganization of the Borrower in which the holders of the Equity Interests of the Borrower immediately prior to the Capital Reorganization continue to have, directly or indirectly, more than 50% of the Equity Interests of the Borrower or applicable Successor Entity (as defined below) immediately after such Capital Reorganization and no Default or Event of Default would result from such Capital Reorganization;

1.1.59.3                            a Subsidiary of an Obligor that is not an Obligor enters into any merger, consolidation, amalgamation, statutory arrangement (involving a business combination) or other reorganization with, or liquidation, wind-up or dissolution into, an Obligor so long as no Default or Event of Default is then existing and no Default or Event of Default would result from the consummation of such transaction;

1.1.59.4                            an Obligor (the “Predecessor Obligor”) enters into any merger, consolidation, amalgamation, statutory arrangement (involving a business combination) or other reorganization with, or liquidation, wind-up or dissolution of the Obligor into, any other Person (which may be an Obligor) provided that:

1.1.59.4.1                  the successor entity formed as a result of such transaction or the entity surviving such transaction, as applicable (each, a “Successor Entity”) shall (A) have the corporate (or analogous) power and authority to perform the obligations of the Predecessor Obligor under the Loan Documents to which the Predecessor Obligor is party, and (B) as soon as practicable, and in any event, within five Business Days, following such transaction, expressly confirm and, if the Successor Entity is not the surviving Predecessor Obligor, assume all the obligations of the Predecessor Obligor under this Agreement and the other Loan Documents to which the Predecessor Obligor is a party pursuant to such documentation as may be reasonably satisfactory to the Lender;

1.1.59.4.2                  such transaction does not materially impair the ability of any Obligor to perform its obligations under any Loan Document to which it is a party;

1.1.59.4.3                  no Default or Event of Default is then existing and no Default or Event of Default would result from the consummation of such transaction; and

1.1.59.4.4                  in the case of such a transaction involving the Borrower, (A) the Successor Entity shall be existing under the laws of the United States or any State thereof (including the District of Columbia), Canada or any Province thereof or any other country that on April 30, 2004 was a member of the European Union (other than Greece, Italy, Portugal or Spain) and (B) each Guarantor shall acknowledge that its Guarantee shall continue in full force and effect;

1.1.60              “Person” or “person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority, unlimited liability company or other entity;

1.1.61              “Prime Rate” means, on any day, the greater of (a) the reference rate of interest, expressed as an annual rate, publicly announced or posted from time to time by the Lender as being its reference rate then in effect for determining interest rates on commercial loans made in Canada in Canadian Dollars, and (b) the average one month bankers’ acceptance rate quoted on Reuters Service, page CDOR, as at approximately 10:00 a.m. on such day, plus 0.50% per annum;

1.1.62              “Prime Rate Basis” means the basis of calculation of interest made at the Prime Rate;

1.1.63              “Principal Currency” means each of Canadian Dollars, US Dollars, Euros, British pounds, Swiss francs and Swedish kronor;

1.1.64              “Principal Jurisdiction” means each of Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom;

1.1.65              “Related Party” means, with respect to any Person, such Person’s Affiliates and the directors, officers and employees of such Person and such Person’s Affiliates;

1.1.66              “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.;

1.1.67              “Second Currency” has the meaning defined in Section 11.1;

1.1.68              “Subsidiary” means, with respect to a Person, a subsidiary of such Person as defined in the Business Corporations Act (Ontario) as of the date of this Agreement (determined as if each such Person were a body corporate);

1.1.69              “Syndicated Credit Agreement” means the second amended and restated credit agreement dated as of August 4, 2011 between Agnico-Eagle Mines Limited, as borrower, the guarantors from time to time party thereto, The Bank of Nova Scotia, as administrative agent and joint lead arranger, The Toronto-Dominion Bank, as joint lead arranger, and the Lenders from time to time party thereto;

1.1.70              “Syndicated Credit Agreement Maturity Date”, at any time, means the Maturity Date (as defined in the Syndicated Credit Agreement) then applicable under the Syndicated Credit Agreement;

1.1.71              “Synthetic Lease” means any synthetic lease or similar off-balance sheet financing product where such transaction is considered borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP;

1.1.72              “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto;

1.1.73              “US Base Rate” means on any day, the rate of interest, expressed as an annual rate, publicly announced or posted from time to time by the Lender as being its reference rate then in effect for determining interest rates on commercial loans granted in Canada in US Dollars to its customers (whether or not any such loans are actually made); provided that if the US Base Rate is, for any period, less than the Federal Funds Effective Rate plus 0.50% per annum, the US Base Rate shall be deemed to be equal to the Federal Funds Effective Rate plus 0.50% per annum;

1.1.74              “US Base Rate Basis” means the basis of calculation of interest on each issue of a Letter of Credit made at the US Base Rate, in accordance with Section 4.1;

1.1.75              “US Dollars” or “US$” means the lawful currency of the USA in same day immediately available funds or, if such funds are not available, the currency of the USA which is ordinarily used in the settlement of international banking operations on the day on which any payment or any calculation must be made pursuant to this Agreement; and

1.1.76              “USA” means the United States of America.

1.2                               Interpretation

In this Agreement, unless stipulated to the contrary or the context otherwise requires:

1.2.1                     words used herein which indicate the singular include the plural and vice versa and words used herein which indicate one gender include all genders;

1.2.2                     references to contracts, unless otherwise specified, are deemed to include all present and future amendments, supplements, restatements or replacements to or of such contracts;

1.2.3                     references to any legislation, statutory instrument or regulation or a section or other provision thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation, section or other provision as amended, restated or re-enacted from time to time;

1.2.4                     references to any thing includes the whole or any part of that thing and a reference to a group of things or Persons includes each thing or Person in that group;

1.2.5                     references to a Person includes that Person’s successors and permitted assigns; and

1.2.6                     any reference to a time shall mean local time in the City of Toronto, Ontario.

1.3                               Currency

Unless the contrary is indicated, all amounts referred to herein are expressed in Canadian Dollars.

1.4                               Division and Titles

The division of this Agreement into Articles, Sections, subsections, paragraphs, clauses and other subdivisions and the insertion of titles are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

2.                                      THE CREDIT FACILITY

2.1                               Amount of Credit Facility

Subject to the applicable provisions hereof, the Lender shall, in its sole and absolute discretion, issue, at the request of the Borrower, Letters of Credit for the use of the Borrower in the maximum aggregate amount outstanding at any time not exceeding C$150,000,000 or the equivalent thereof in US Dollars, provided that the maximum aggregate amount of Letters of Credit outstanding at any time in US Dollars shall not exceed US$2,000,000 (the “Credit Facility”).

2.2                               Uncommitted Nature of Facility

Notwithstanding any other provision of this Agreement, the Credit Facility is on an uncommitted basis, and the Borrower acknowledges and agrees that:

2.2.1                     the Lender has no obligation to issue any Letter of Credit, the decision as to whether any Letter of Credit is issued being in the sole and absolute discretion of the Lender, and the Borrower has no right to receive or require the issue of any Letter of Credit; and

2.2.2                     the Lender shall incur no liability of any nature or kind to the Borrower or any other Person as a result of any refusal by the Lender to issue any Letter of Credit, including any consequences arising therefrom.

2.3                               Purpose/Use of the Credit Facility

The Credit Facility may be used by the Borrower to support (a) its or its Subsidiary’s reclamation obligations or (b) its or its Subsidiary’s non-financial or performance obligations that are not directly related to its reclamation obligations.

2.4                               Term

The Lender shall use its commercially reasonable efforts to provide the Borrower with not less than 15 days’ prior written notice if the Lender is no longer willing to consider issuing Letters of Credit, although the failure to provide such notice shall not result in any obligation on the Lender to issue any Letters of Credit or any liability of any kind on the part of the Lender.

3.                                      PROVISIONS RELATING TO LETTERS OF CREDIT

3.1                               Letters of Credit

3.1.1                     Issuance.  Subject to the applicable provisions of this Agreement, on any Business Day, upon delivery of a Notice of Borrowing to the Lender three Business Days’ prior to the requested issuance of a Letter of Credit (or such longer period of time as the Lender may reasonably require to settle the form of the proposed Letter of Credit), the Borrower may request to be issued by the Lender one or more Letters of Credit in a maximum aggregate amount outstanding at any time not exceeding C$150,000,000 or the equivalent thereof in US Dollars, provided that the maximum aggregate amount of Letters of Credit outstanding at any time in US Dollars shall not exceed US$2,000,000.  Subject to the foregoing, each Letter of Credit shall be issued in Canadian Dollars or US Dollars.  Concurrently with the delivery of a Notice of Borrowing requesting a Letter of Credit, the Borrower shall execute and deliver to the Lender the documents required by the Lender in respect of the requested type of Letter of Credit, including a Letter of Credit application and indemnity on the Lender’s standard forms or as is otherwise required by the Lender.  In the event of any conflict between the provisions of this Agreement and the provisions of any document relating to a Letter of Credit, the provisions of this Agreement shall govern and prevail.  Each Letter of Credit shall have a term of not more than one year and shall otherwise be in form and substance satisfactory to the Lender, acting reasonably. The Lender shall not be required to issue any Letter of Credit if such issuance would breach any Applicable Law or any internal policy of the Lender.

3.1.2                     Letter of Credit Fee.  On the first Business Day following completion of each fiscal quarter of the Borrower, the Borrower shall pay to the Lender in arrears a letter of credit fee in an amount equal to the product of 0.75% per annum and the average undrawn face amount of each outstanding Letter of Credit for the actual number of days to elapse from and including the date of issuance or renewal, as applicable, of the Letter of Credit to but excluding the expiry date of such Letter of Credit, calculated on the basis of a 365 or 366 day year, as applicable, which fee shall be non-refundable in whole or in part (the “Letter of Credit Fee”).

3.1.3                     Additional Fees. The Borrower shall also pay or reimburse the Lender for all customary administrative, issuance, amendment, payment and negotiation fees paid, payable or charged by the Lender in connection with any Letter of Credit issued by it.

3.1.4                     General Provisions Relating to Letters of Credit.

3.1.4.1                                   The Lender shall not be liable for the consequences arising from any mutilation, error, omission, interruption or delay or loss in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Subject to the immediately preceding sentence, in furtherance and extension and not in limitation of the specific provisions of this Section 3.1 (a) any action taken or omitted by the Lender or any of its respective correspondents under or in connection with any of the Letters of Credit, if taken or omitted in good faith and in conformity with Applicable Law or customs applicable thereto, shall be binding upon the Borrower and shall not put the Lender or its respective correspondents under any resulting liability to the Borrower and (b) the Lender may accept documents in good faith and in conformity with Applicable Law or customs applicable thereto relating to Letters of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of such documents, provided that the Lender shall have the right, in its sole discretion, to decline to accept such documents and decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit. Without limiting the generality of the foregoing, the Lender may receive, accept, or pay as complying with the terms of any Letter of Credit, any demand in relation thereto otherwise in order which may be signed by, or issued to, any administrator, executor, trustee in bankruptcy, receiver or other Person or entity acting as the representative or in place of, the beneficiary.

3.1.4.2                                   The Borrower acknowledges and confirms to the Lender that the Lender shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft or request any payment under a Letter of Credit and payment by the Lender pursuant to a Letter of Credit shall not be withheld by the Lender by reason of any matters in dispute between the beneficiary thereof and the Borrower. The sole obligation of the Lender with respect to Letters of Credit is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter of Credit and for such purpose the Lender is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Letter of Credit.

3.1.4.3                                   The Lender shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in subsection 3.1.4.2), authorization, execution, signature, endorsement, correctness (other than to the extent provided in subsection 3.1.4.2), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a Letter of Credit and the Borrower unconditionally assumes all risks with respect to the same.  The Borrower agrees that it assumes all risk of the acts or omissions of the beneficiary of any Letter of Credit with respect to the use by the beneficiary of the relevant Letter of Credit.

3.1.4.4                                   The Borrower agrees that the Lender shall have no liability to it for any reason in respect of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder, or any other action by any such Person or any other Person in connection therewith, other than such liability that arose on account of the Lender’s gross negligence or wilful misconduct.

3.1.5                     Reimbursement Obligations.  In the event of any drawing under a Letter of Credit, the Lender shall promptly notify the Borrower who shall immediately reimburse the amount drawn to the Lender in same day funds.  The reimbursement obligations of the Borrower hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

3.1.5.1                                   any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein or herein;

3.1.5.2                                   the existence of any claim, set-off, compensation, defence or other right that the Borrower, any other Obligor or any other Person may at any time have against the beneficiary under any Letter of Credit, the

Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

3.1.5.3                                   any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

3.1.5.4                                   any dispute between or among the Obligors and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Obligors against any beneficiary of such Letter of Credit or any such transferee;

3.1.5.5                                   the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or any of the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; and

3.1.5.6                                   the occurrence of any event including the commencement of legal proceedings to prohibit payment by the Lender of a Letter of Credit.

The obligations of the Borrower hereunder with respect to Letters of Credit shall remain in full force and effect and shall apply to any amendment to or extension of the expiration date of any Letter of Credit.

3.1.6                     Indemnification.

3.1.6.1                                   The Borrower agrees to indemnify and hold harmless the Lender and its Related Parties (collectively, the “LC Indemnitees”) from and against any and all losses, claims, damages and liabilities which the LC Indemnitees may incur (or which may be claimed against any LC Indemnitee by any Person) by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit, provided that the foregoing indemnity will not, as to any LC Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or wilful misconduct of such LC Indemnitee or the failure of such LC Indemnitee to comply with the terms and conditions of such Letter of Credit (subject to minor variations or discrepancies in the documents presented in connection with such Letter of Credit).

3.1.6.2                                   The Borrower agrees that it shall assume all risks of the acts, omissions or misuse by the beneficiary of any Letter of Credit.

3.1.6.3                                   The Lender shall not, in any way, be liable for any failure by it or anyone else to pay any drawing under any Letter of Credit as a result of any action by any Governmental Authority or any other cause beyond the control of the Lender.

3.1.6.4                                   The obligations of the Borrower under this Section 3.1 shall survive the termination of this Agreement.  No acts or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lender to enforce any right, power or benefit under this Agreement.

3.2                               Evidence of Indebtedness

The Lender shall maintain records of the Loan Obligations.  Such records shall constitute prima facie evidence of the Loan Obligations and all details relating thereto.  After a request by the Borrower, the Lender shall promptly advise the Borrower of the entries in such records.  The failure of the Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrower to pay any Loan Obligations in accordance with this Agreement.  The Lender shall, upon the reasonable request of the Borrower, provide any information contained in such records, and the Lender and the Borrower shall cooperate in providing all information reasonably required to keep all accounts accurate and up-to-date.

3.3                               Notices Irrevocable

Any notice (including any deemed notice provided for herein) given to the Lender under Article 3 may not be revoked or withdrawn.

4.                                      PROVISIONS RELATING TO INTEREST

4.1                               Interest

If the Borrower fails to pay any amount of any Loan Obligations, including any interest thereon, any fees payable hereunder or any other amount payable hereunder on the date when such amount is due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, to the extent permitted by Applicable Law, from and including such due date up to but excluding the date of actual payment, both before and after demand, Default or judgment, at a rate of interest per annum equal to two percent (2%) greater than, in the case of amounts payable in Canadian Dollars, the Prime Rate Basis, and in the case of amounts payable in US Dollars, the US Base Rate Basis, until paid in full (as well after, as before Default, maturity or judgment), with interest on overdue interest bearing interest at the same rate.  All interest payable pursuant to this Section 4.1 shall be payable upon demand.

4.2                               Maximum Interest Rate

The amount of the interest or fees payable in applying this Agreement shall not exceed the maximum rate permitted by Applicable Law.  Where the amount of such interest or such fees is greater than the maximum rate, the amount shall be reduced to the highest rate that may be recovered in accordance with the applicable provisions of Applicable Law.

5.                                      INCREASED COSTS, INDEMNIFICATION AND MARKET DISRUPTIONS

5.1                               Increased Costs

5.1.1                     General.  If any Change in Law shall:

5.1.1.1                                   impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

5.1.1.2                                   subject the Lender to any Tax of any kind whatsoever with respect to this Agreement or any Letter of Credit made by it, or change the basis of taxation of payments to the Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 5.3 and the imposition, or any change in the rate, manner of application or administration, of any Excluded Tax payable by the Lender; or

5.1.1.3                                   impose on the Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or Letters of Credit by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender hereunder, then upon request of the Lender and the delivery by the Lender to the Borrower of the certificate referred to in Section 5.2.3, the Borrower will pay to the Lender within 30 days of the receipt of such request and certificate such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

5.1.2                     Capital Requirements.  If the Lender determines that any Change in Law affecting it or any lending office of the Lender or its holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Lender, to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

5.1.3                     Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection 5.2.1 or 5.2.2, including reasonable detail of the basis of calculation thereof and the event by reason of which it has become so entitled with reasonable particulars, and delivered to the Borrower shall be prima facie evidence of such amount or amounts owed. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

5.1.4                     Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the six month period referred to above shall be extended to include the period of retroactive effect thereof.

5.1.5                     Notwithstanding the foregoing, the Borrower shall only be obligated to pay such additional amount or amounts under Section 5.2 if the Lender, as a general practice, also requires compensation therefor from its other customers, where such other customers are bound by similar provisions to the foregoing provisions of this Section and where, due to the type of credit facility or other arrangements such other customers have with the Lender or the industry or jurisdiction where such other customers carry on business, the Lender would be similarly affected (and because of the Lender’s confidentiality obligations to its other customers, such conditions, if applicable, shall be confirmed as having been satisfied by the Lender in the certificate referred to in Section 5.2.3, which certificate shall be conclusive absent manifest error).

5.2                               Taxes

5.2.1                     Payments Free of Taxes.  Any and all payments by or on account of any obligation of each Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes.  If any Obligor or the Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of such payments by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (a) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (b) the Obligor shall make any such deductions and withholdings required to be made by it under Applicable Law and (c) the Obligor shall timely pay the full amount required to be deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.

5.2.2                     Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.2.1, the Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

5.2.3                     Indemnification by the Borrower.  The Borrower and each Guarantor shall indemnify the Lender, within thirty days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, shall be prime facie evidence of such amount or payment.

5.2.4                     Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

5.2.5                     Status of Lender.  If requested by the Borrower, the Lender (if not The Bank of Nova Scotia), shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to such withholding or related information reporting requirements and if the Lender ceases to be, or to be deemed to be, resident in Canada for the purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall, within five Business Days thereof, notify the Borrower in writing.

5.2.6                     Treatment of Certain Refunds.  If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by an Obligor or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefitted from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or other Obligor, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or other Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Lender and without interest (other than an amount equal to the net after-Tax amount of any interest paid by the relevant Governmental Authority, if any, with respect to such refund).  The Borrower or the other Obligor, as applicable, upon the request of the Lender, shall repay the amount paid over to the Borrower or other Obligor (plus any penalties, interest or other liens imposed by the relevant Governmental Authority) to the Lender if the Lender is required to repay such refund or reduction to such Governmental

Authority.  This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Obligors or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

5.3                               Mitigation Obligations

If the Lender requests compensation under Section 5.2, requires the Borrower to pay any additional amount to it or any Governmental Authority for the account of the Lender pursuant to Section 5.3 or suspend its funding obligations hereunder pursuant to Section 5.1, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Letter of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.2 or 5.3 or eliminate the illegal event giving rise to the suspension of the Lender’s obligations, as the case may be, in the future and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

6.                                      PROVISIONS RELATING TO PAYMENTS

6.1                               Currency of Payments

All payments, repayments or prepayments, as the case may be:

6.1.1                     of amounts drawn under a Letter of Credit shall be made in the same currency as the currency in which the Letter of Credit was issued;

6.1.2                     of interest, shall be made in the same currency as the currency in which the Letter of Credit was issued; and

6.1.3                     of fees, shall be made in Canadian Dollars alone.

6.2                               Payments by the Borrower to the Lender

All payments to be made by the Borrower in connection with this Agreement shall be made to the Lender, at the Branch (or at any other office or account in Toronto designated by the Lender) in funds having same day value no later than 2:00 p.m. on the day any such payment is due.

6.3                               Payment on a Business Day

Each time a payment is due on a day that is not a Business Day, it shall be made on the next Business Day together with applicable interest during such extension.

6.4                               No Set-Off or Counterclaim by Borrower

All payments by the Borrower shall be made free and clear of and without any deduction or withholding for or on account of any set-off or counterclaim.

6.5                              Debit Authorization

The Lender is hereby authorized to debit the account or accounts of the Borrower and each Guarantor maintained from time to time at the Branch or elsewhere, for the amount due and owing hereunder from time to time payable by the Borrower and the Guarantors, in order to obtain payment thereof.

7.                                      GUARANTEES

7.1                               Guarantees

The Borrower covenants and agrees that at all times the Subsidiaries which have granted guarantees of all or part of the obligations of the Borrower under or in connection with the Syndicated Credit Agreement (or if the Syndicated Credit Agreement has terminated, under or in connection with the Syndicated Credit Agreement immediately prior to its termination), except for any Subsidiary which is not permitted to grant a Guarantee of the Loan Obligations pursuant to the terms of the Syndicated Credit Agreement (or if the Syndicated Credit Agreement has terminated, was not permitted to grant a Guarantee of the Loan Obligations pursuant to the terms of the Syndicated Credit Agreement immediately prior to its termination) (each, an “Exempt Subsidiary”), shall have, to the same extent, granted Guarantees of the Loan Obligations to the Lender, and such Guarantees shall be in substantially the same form as the guarantee granted under the Syndicated Credit Agreement (or if the Syndicated Credit Agreement has terminated, in substantially the same form as the guarantee last granted under the Syndicated Credit Agreement, subject to such changes as may be reasonably required by the Lender, and acceptable to the Borrower, acting reasonably, as a result of any changes in  Applicable Law).  At the time each such Guarantee is granted after the Effective Date, the Borrower shall also cause to be delivered to the Lender the following as they relate to such Guarantee and the applicable Guarantor:

7.1.1                     a certificate of such Guarantor with copies of its constating documents, a list of its officers, directors, trustees and/or partners, as the case may be, who are executing or who have executed Loan Documents on its behalf with specimens of the signatures of those persons, and copies of the corporate (or other equivalent) proceedings taken to authorize it to execute, deliver and perform its obligations under the Loan Documents and all internal approvals and authorizations of such Guarantor to permit it to enter into and to perform its obligations in relation thereto;

7.1.2                     if and to the extent the same can be obtained, a certificate of status, certificate of compliance or an equivalent certificate issued by the relevant Governmental Authority in respect of such Guarantor evidencing the status or good standing of such Guarantor in its jurisdiction of incorporation or formation; and

7.1.3                     the opinion of counsel to such Guarantor, addressed to the Lender, in relation to, among other things, such other Guarantor, and the Loan Documents to which it is a party and such other matters as the Lender may reasonably require.

7.2                              Additional Guarantors; Release

7.2.1                     After the Effective Date, if any Subsidiary of the Borrower which is not a Guarantor becomes a Guarantor, such Guarantor shall execute and deliver to the Lender an agreement substantially in the form of Exhibit B, together with all other items contemplated by Sections 7.1.1, 7.1.2 and 7.1.3, which relate to such Subsidiary.

7.2.2                     Notwithstanding anything in this Agreement or in any Guarantee to the contrary, if a Subsidiary which has guaranteed all or part of the obligations of the Borrower under or in connection with the Syndicated Credit Agreement ceases, pursuant to the terms of the Syndicated Credit Agreement, to provide such guarantee and no Default or Event of Default has occurred and is continuing, upon notice by the Borrower to the Lender (which notice shall contain a certification by the Borrower that the Guarantors listed in the notice are no longer guarantors of the obligations under or in connection with the Syndicated Credit Agreement and no Default has occurred and is continuing) each of the Guarantors specified in such notice shall cease to be a Guarantor and shall be automatically released from its obligations under its Guarantee (without the need for the execution or delivery of any other document by the Lender or any other Person); provided that, if the Syndicated Credit Agreement has terminated, each Subsidiary which had guaranteed all or part of the obligations of the Borrower under or in connection with the Syndicated Credit Agreement immediately prior to its termination shall continue, to the same extent, to guarantee the Loan Obligations pursuant to Section 7.1.

8.                                      CONDITIONS PRECEDENT

8.1                               Conditions to Effectiveness

The following conditions precedent must be satisfied at or before the time of the initial issuance or deemed issuance of a Letter of Credit, unless waived by the Lender. Where delivery of any document or instrument is referred to, each such document or instrument shall be in full force and effect and in form and substance satisfactory to the Lender.

8.1.1                     Loan Documents.  All Loan Documents shall have been executed and delivered by the parties thereto, including Guarantees by each Guarantor, provided that, the Guarantee executed and delivered by Agnico-Eagle (Barbados) Limited shall be notarized under Applicable Law of Barbados within sixty (60) days of the Effective Date.

8.1.2                     Corporate and Other Information.  The Lender shall have received a certificate from each Ontario Obligor with copies of its constating documents, a list of its officers, directors, trustees and/or partners, as the case may be, who are executing or who have executed Loan Documents on its behalf with specimens of the signatures of those persons, and copies of the corporate (or other equivalent) proceedings taken to authorize it to execute, deliver and perform its obligations under the Loan Documents and all internal approvals and authorizations of each Ontario Obligor to permit it to enter into and to perform its obligations in relation thereto.

8.1.3                     Certificates of Status/Compliance.  The Lender shall have received, where available, a certificate of status, certificate of compliance or an equivalent certificate issued by the relevant Governmental Authority in respect of each Ontario Obligor, dated within seven days of the Effective Date, evidencing the status or good standing of such Ontario Obligor in its jurisdiction of incorporation or formation.

8.1.4                     Joinder Agreement.  Agnico-Eagle (Barbados) Limited shall have executed and delivered a joinder agreement, whereby it agrees to be a party to this Agreement as if an original signatory hereto and to be bound by all obligations applicable to it as an Obligor hereunder (and, upon such execution and delivery, Agnico-Eagle (Barbados) Limited shall be deemed to be a party hereto), provided that, the joinder agreement executed and delivered by Agnico-Eagle (Barbados) Limited shall be notarized under Applicable Law of Barbados within sixty (60) days of the Effective Date.

8.1.5                     Opinion.  The Lender shall have received the following favourable legal opinion, in form and substance satisfactory to it: the opinion of Davies Ward Phillips & Vineberg LLP, counsel to the Ontario Obligors, addressed to the Lender, in relation to, among other things, the Ontario Obligors, and the Loan Documents to which they are a party and such other matters as the Lenders may reasonably require.

8.1.6                     Other Matters. The following conditions must also be satisfied:

8.1.6.1                                   all reasonable, documented fees and expenses payable under the Loan Documents, and all reasonable, documented legal fees and expenses of the Lender’s counsel invoiced prior to the Effective Date shall have been paid; and

8.1.6.2                                   the Lender shall have received such other documents as it may reasonably require.

9.                                      REPORTING AND NOTICE REQUIREMENTS

During the term of this Agreement (excluding the duration of any provision hereof that survives termination of this Agreement), the Borrower promptly provide the Lender with all information, reports and certificates reasonably requested by the Lender from time to time concerning the business, financial condition and property of the Borrower and each other Obligor.

9.1                               Requirements for Notice

The Borrower shall, promptly after it becomes aware thereof, notify the Lender of:

9.1.1                     any Default or Event of Default;

9.1.2                     the occurrence of any action, suit, dispute, arbitration, proceeding, labour or industrial dispute or other circumstance affecting it, the result of which if determined adversely would reasonably be expected to have a Material Adverse Effect, and shall from time to time provide the Lender with all reasonable information requested by any of the Lender concerning the status thereof; and

9.1.3                     the occurrence or existence of event or circumstance known to it which would reasonably be expected to have a Material Adverse Effect;

provided that, if the Borrower has provided notification to the “Agent” under the equivalent of Sections 9.1.2 or 9.1.3 above under Syndicated Credit Agreement, the Borrower shall not be required to provide such notice hereunder.

10.                               EVENTS OF DEFAULT AND ENFORCEMENT

10.1                        Events of Default

The occurrence of any of the following events shall constitute an Event of Default:

10.1.1              If the Borrower fails to pay any amount drawn under any Letter of Credit within three Business Days of when notified or demanded by the Lender; or

10.1.2              If the Borrower fails to pay any amount of interest, fees, commissions or other Loan Obligations when due, and such failure continues for five Business Days after such amount becomes due; or

10.1.3              If any Obligor breaches or fails to perform any of its obligations or undertakings hereunder or under any other Loan Document not otherwise contemplated by this Section 10.1 and has not remedied the Default within 30 days following the date on which the Lender has given written notice to the Borrower; or

10.1.4              If a default occurs under one or more agreements or instruments relating to Debt of the Borrower or any Material Subsidiary other than the Loan Obligations, if the effect of such default is to accelerate, or to permit the acceleration of the due date of such Debt (whether or not acceleration actually occurs), or if the Borrower or any Material Subsidiary fails to pay any amount under any Derivative Instrument when due, whether at maturity, upon acceleration, demand or otherwise; in an aggregate amount of US$50,000,000 or more (or the equivalent thereof in any other currency); or

10.1.5              If an Obligor denies its obligations under the Loan Documents or claims any of the Loan Documents to be invalid or unenforceable, in whole or in part; or any of the Loan Documents is invalidated or determined to be unenforceable by any act, regulation or action of any Governmental Authority or is determined to be invalid or unenforceable by a court or other judicial entity of competent jurisdiction and such determination has not been stayed pending appeal, unless such invalidity or unenforceability can be cured and such invalidity or unenforceability is cured within 30 consecutive days of notice thereof being given by the Lender to the Borrower of the occurrence of such invalidity or unenforceability, unless such invalidity or unenforceability occurred as a result of a contest initiated, acquiesced in or consented to by an Obligor; or

10.1.6              If there occurs any Change of Control of the Borrower.

10.2                        Remedies

Upon the occurrence of any Event of Default which is continuing, the Lender may declare immediately due and payable, without presentation, demand, protest or other notice of any nature, which the Borrower hereby expressly waives, notwithstanding any provision to the contrary effect in this Agreement or in the other Loan Documents, the entire amount of the Loan Obligations, including (subject to Section 10.4) the Letter of Credit Obligations then outstanding.  The Borrower shall not have the right to invoke against the Lender any defence or right of action, indemnification or compensation of any nature or kind whatsoever that the Borrower may at any time have or have had with respect to any holder of one or more of the Letters of Credit issued in accordance with the provisions hereof and as and from such time the Lender may exercise all of its rights and recourses under the provisions of this Agreement and of the other Loan Documents.  For greater certainty, after the Lender makes a declaration as contemplated by this Section 10.2 or the Loan Obligations otherwise become immediately due and payable, no Event of Default may be cured by the Borrower.

10.3                        Notice

Except where otherwise expressly provided herein, no notice or demand of any nature is required to be given to the Borrower by the Lender in order to put the Borrower in default, the latter being in default by the simple lapse of time granted to execute an obligation or by the simple occurrence of a Default.

10.4                        Escrowed Funds for Letters of Credit

10.4.1              Immediately upon any Loan Obligations becoming due and payable under Section 10.2, the Borrower shall, without necessity of further act or evidence, be and become thereby unconditionally obligated to deposit forthwith with the Lender cash or Cash Equivalents equal to the full face amount at maturity of all Letter of Credit Obligations.

10.4.2              The Borrower authorizes the Lender to debit its accounts with the amount required to pay such Letters of Credit.  Such amounts paid to, or obtained by, the Lender in respect of Letters of Credit shall be applied against and shall reduce, to the extent of the amounts paid to, or obtained by the Lender, the obligations of the Borrower to pay amounts then or thereafter payable under Letters of Credit at the times amounts become payable thereunder.  The Borrower shall be entitled to receive interest on cash or Cash Equivalents held by the Lender under this Section if no Event of Default has occurred and is continuing, but the Lender shall not be responsible for the rate of return, if any, earned on such amounts.

10.4.3              If the Lender holds cash or Cash Equivalents in the amount of the full face amount of the Letter of Credit Obligations at the Maturity Date, such cash and Cash Equivalents shall be the property of the Lender to be applied as set out in Section 10.4.2, and except for any obligations herein which by their terms survive termination of this Agreement and which may relate to such outstanding Letters of Credit, the Borrower shall, upon payment in full of the Loan Obligations, or cancellation of all of the Loan Obligations by virtue of one or more Letters of Credit having expired or being returned to the Lender, have no further obligations under or in connection with such Letters of Credit.

10.5                        Costs

If an Event of Default occurs, and within the limits contemplated by Section 13.23, the Lender may impute to the account of the Lender and pay to other Persons reasonable sums for services rendered with respect to obtaining payment hereunder and may deduct the amount of such costs and payments from the proceeds which it receives therefrom.  The balance of such proceeds may be held by the Lender and, when the Lender decides it is opportune, may be applied to the account of the part of the Loan Obligations of the Borrower which the Lender deems preferable, without prejudice to the rights of the Lender against the Borrower for any loss of profit.

10.6                        Relations with the Obligors

The Lender may grant extensions, renounce security (if any security has, at the time, been granted), accept compromises, grant acquittances and releases and otherwise negotiate with the Obligors, as it deems advisable in accordance with the terms of this Agreement, without in any way diminishing the liability of the Obligors nor prejudicing the rights of the Lender hereunder.

11.                               CURRENCY CONVERSION, ETC.

11.1                        Rules of Conversion

If for the purpose of obtaining judgment in any court or for any other purpose hereunder, it is necessary to convert an amount due, advanced or to be advanced hereunder from the currency in which it is due (the “First Currency”) into another currency (the “Second Currency”) the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase, in the Canadian money market or the Canadian exchange market, as the case may be, the First Currency with the Second Currency on the date on which the judgment is rendered, the sum is payable or advanced or to be advanced, as the case may be.  The Borrower agrees that its obligations in respect of any First Currency due from it to the Lender in accordance with the provisions hereof shall, notwithstanding any judgment rendered or payment made in the Second Currency, be discharged by a payment made to the Lender on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase on the Canadian money market or the Canadian foreign exchange market, as the case may be, the First Currency with the amount of the Second Currency so paid or which a judgment rendered payable (the rate applicable to such purchase being in this Section called the (“FX Rate”)); and if the amount of the First Currency which may be so purchased is less than the amount originally due in the First Currency, the Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Lender against such deficiency. The agreements in this Section shall survive the termination of this Agreement and the repayment of all other amounts outstanding hereunder and under the other Loan Documents.

11.2                        Determination of Equivalent Amount in Other Currencies

If, in its discretion, the Lender chooses or, pursuant to the terms of this Agreement, is obliged to choose, calculate or determine the equivalent in one currency of the amount in another currency the Lender, in accordance with the conversion rules stipulated in Section 11.1:

11.2.1              on any Issuance Date; or

11.2.2              at any other time when such a calculation or determination under this Agreement or any other Loan Document is contemplated;

shall, using the FX Rate at such time on such date, determine the equivalent amount in such currency, as the case may be, of any security or amount expressed in the other currency pursuant to the terms hereof.  Immediately following such determination, the Lender shall inform the Borrower of the conclusion which the Lender has reached.

12.                               ASSIGNMENT

12.1                        Assignment by the Borrower

The rights of the Borrower and each other Obligor under the provisions hereof may not be transferred or assigned except by operation of law pursuant to a Permitted Assignment Transaction, and no Obligor may otherwise transfer or assign any of its obligations, any such assignment being null and void and of no effect against the Lender and rendering any balance outstanding of the Loan Obligations immediately due and payable at the option of the Lender.

12.2                        Assignments by the Lender

The Lender may sell, assign, transfer or otherwise dispose to any person (each, an “Assignee”), at any time and from time, this Agreement, or the Loan Documents, including, without limitation, the Lender’s right, title, interest, remedies, powers and/or duties hereunder and thereunder, provided that, any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed, provided that it shall be reasonable for the Borrower to withhold its consent if such assignment would give rise to a direct claim against an Obligor under Article 5 or Section 13.12), unless a Default or an Event of Default has occurred that is continuing. Each Obligor agrees that it shall execute and deliver such documents as the Lender may require, acting reasonably, in connection with any such sale, assignment, transfer or other disposition.

12.3                        Participations

The Lender may at any time, without the consent of, the Borrower, sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement; provided that (a) the Lender’s obligations under this Agreement shall remain unchanged, (b) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, if any, and (c) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement; provided further that, on or after any sale by the Lender of a participation, the Lender shall forthwith provide notice thereof to the Borrower.  Any payment by a Participant to the Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower.

12.4                        Limitations Upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Sections 5.2 and 5.3than the Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.3 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 5.2.5 as though it were a lender to the Borrower.

13.                               MISCELLANEOUS

13.1                        Notices

13.1.1              General.  Except where otherwise expressly specified herein, all notices, requests, demands or other communications between the parties hereto shall be in writing and shall be made by prepaid registered mail, prepaid overnight courier, fax or physical delivery to the address or fax number of such party and to the attention indicated on the signature page of this Agreement of such party or to any other address, attention or fax number which such party hereto may subsequently communicate to each in writing in such manner. Any notice, request, demand or other communication shall be deemed to have been received by the party to whom it is addressed (a) upon receipt by the addressee (or refusal thereof), in the case of prepaid overnight courier or physical delivery, (b) three days after delivery in the mail, if sent by prepaid registered mail, and (c) on the day of transmission, if faxed before 5:00 p.m. (local time) on a Business Day, and on the next Business Day following transmission, if faxed after 5:00 p.m. (local time) on a Business Day; provided that, any notice to the Borrower shall be deemed to be notice to all

Obligors.  If normal postal or fax service is interrupted by strike, work slow-down or other cause, the party sending the notice shall use such services which have not been interrupted or shall deliver such notice by messenger in order to ensure its prompt receipt by the other party.  Notwithstanding any other provision in the Loan Documents, any notice, request, demand or other communication which is required to be given or delivered to any Guarantor hereunder or under any other Loan Document shall be deemed to have been given to and received by such Obligor if given in the manner required by this Section to the Borrower.

13.1.2              Electronic Communications.  Notices and other communications by the Lender hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Lender.  The Lender or the Borrower may, in their discretion, agree to accept notices and other communications to each other hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

13.2                        Amendment and Waiver

The rights, remedies and recourses of the Lender under this Agreement and the other Loan Documents are cumulative and do not exclude any other rights, remedies and recourses which the Lender might have, and no omission or delay on the part of the Lender in the exercise of any right shall have the effect of operating as a waiver of any such right, remedy or recourse, and the partial or sole exercise of a right, remedy, recourse or power will not prevent the Lender from exercising thereafter any other right, remedy, recourse or power.  Without limiting the generality of the foregoing sentence, in the event that the Lender does not immediately make a declaration accelerating the Loan Obligations under Section 10.2 following the occurrence of an Event of Default, such absence of a declaration shall not be construed as a waiver of its right to make such a declaration and shall in no way hinder, estop or prevent the Lender from making such a declaration at a later time.  The provisions of this Agreement may only be amended or waived by an instrument in writing in each case signed by the Lender and further, unless otherwise expressly provided herein, may only be amended by written instrument of the Obligors.

13.3                        Entire Agreement

The entire agreement between the parties is expressed herein, and no variation or modification of its terms shall be valid unless expressed in writing and signed by the parties.  All previous agreements, promises, proposals, representations, understandings and negotiations between the parties hereto which relate in any way to the subject matter of this Agreement are hereby deemed to be null and void.

13.4                        Indemnification and Set-Off

In addition to the other rights now or hereafter conferred by Applicable Law and those described in Section 6.5, and without limiting such rights, following the occurrence of an Event of Default which is continuing, the Lender is hereby authorized by the Borrower and each Guarantor, at any time and from time to time, subject to the obligation to give notice to the Borrower subsequently and within a reasonable time, to set off, indemnify, compensate, use and allocate any deposit (general or special, term or demand, including any debt evidenced by certificates of deposit, whether or not matured) and any other debt at any time held or due by the Lender to the Borrower or a Guarantor or to its credit or its account, with respect to and on account of the Loan Obligations, including, without limitation, the accounts of any nature or kind which flow from or relate to this Agreement or the other Loan Documents, and whether or not the Lender has made demand under the terms hereof or has declared the amounts referred to in Section 10.2 as payable in accordance with the provisions of that Section and even if such obligation and Debt or either of them is a future or unmatured Debt.

13.5                        Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and permitted assigns.

13.6                        Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute an original, and all of the separate counterparts shall constitute one single document.  Delivery of an executed counterpart of a signature page of this Agreement by fax or by sending a scanned copy by electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.7                        This Agreement to Govern

In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document, the provisions of this Agreement shall govern to the extent necessary to remove the conflict or inconsistency.

13.8                        Applicable Law

This Agreement, its interpretation and its application shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

13.9                        Severability

Each provision of this Agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provision of this Agreement is null or unenforceable shall in no way affect the validity of the other provisions of this Agreement or the enforceability thereof.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Applicable Law, each Obligor hereby waives any provision of any Applicable Law that renders any provision hereof prohibited or unenforceable in any respect.

13.10                 Further Assurances

Each Obligor covenants and agrees that, at the request of the Lender, it will at any time and from time to time execute and deliver such further and other documents and instruments and do all acts and things as the Lender may reasonably require in order to evidence the Debt of the Borrower under this Agreement or otherwise, to confirm its Guarantee or to further implement or evidence any provision hereof or of the other Loan Documents.

13.11                 Good Faith and Fair Consideration

Each party hereto acknowledges and declares that it has entered into this Agreement freely and of its own will.  In particular, each party hereto acknowledges that this Agreement was freely negotiated by it in good faith, there was no exploitation of the Obligors by the Lender and there is no serious disproportion between the consideration provided by the Lender and that provided by the Obligors.

13.12                 Indemnity

The Borrower shall indemnify and hold harmless the Lender and its agents, consultants and advisors (other than agents, consultants and advisors to the extent that their costs and expenses are not, pursuant to Section 13.23, to be borne by the Borrower), and each of their Related Parties and each of their agents, consultants and advisors (other than agents, consultants and advisors to the extent that their costs and expenses are not, pursuant to Section 13.23, to be borne by the Borrower), (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and expenses of counsel), including Environmental Claims, (each, a “Claim”) that may be incurred by, or asserted or awarded against, any Indemnified Party, in each case arising out of, or in connection with, or by reason of, any investigation, litigation or proceeding (or the preparation for the defence of any investigation, litigation or proceeding), brought by Persons other than an Indemnified Party arising out of, related to or in connection with (a) this Agreement, (b) the other Loan Documents or (c) any of the transactions contemplated herein or therein or the actual or proposed use of the Letters of Credit, whether or not such investigation, litigation or proceeding is brought by any Obligor, its directors, shareholders or creditors or by an Indemnified Party, or any other Person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated; except to the extent such Claim (i) results from such Indemnified Party’s gross negligence, wilful misconduct, fraud, bad faith or breach of any Loan Document to which such Indemnified Party is a party or relates to the liability of an Indemnified Party to an Obligor under any Loan Document, (ii) relates solely to a Claim between Indemnified Parties resulting from a Claim brought by any Person, with no fault on the part of any Obligor or (iii) relates solely to the issuance or transfer of or payment or failure to pay under any Letter of Credit (which matters are dealt with in Section 3.1.6); provided that in the case of clauses (i) and (ii) above, the Borrower has obtained a judgment in its favour of a court of competent jurisdiction.  Each Obligor agrees not to assert any claim against any Indemnified Party, and, without in any way limiting any of their other rights or remedies hereunder or at law, the Lender, also agrees not to assert any claim against any Obligor, its officers, directors, employees, agents or advisors, on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement and the other Loan Documents and any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Letters of Credit.  The agreements in this Section shall survive the termination of this Agreement and the repayment of all other amounts outstanding hereunder and under the other Loan Documents.

13.13                 Confidentiality

13.13.1       The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting having jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, or (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a non-confidential basis from a source other than an Obligor.

13.13.2       For purposes of this Section, “Information” means all information received in connection with this Agreement from any Obligor or any Related Person in respect thereof or any of their respective advisors, in each case, relating to any

Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to such receipt.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Lender may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

13.14                 Reinstatement

This Agreement shall remain in full force and effect and continue to be effective if any petition or other proceeding is filed by or against the Borrower or any other Obligor for liquidation or reorganization, or if the Borrower or any other Obligor becomes insolvent or makes an assignment for the benefit of any creditor or creditors, or if an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of the property of the Borrower or any other Obligor, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations hereunder or under the other Loan Documents, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of such obligations, whether as a fraudulent preference, a reviewable transaction, or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations hereunder and under the other Loan Documents shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

13.15                 Submission to Jurisdiction

Each Obligor irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its property in the courts of any jurisdiction.

13.16                 Waiver of Venue

Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 13.15.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

13.17                 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.18                 Language

The parties acknowledge that they have required that this Agreement, the Loan Documents and all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

13.19                 Third Party Beneficiaries

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.3 and, to the extent contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.20                 Formal Date

For the purposes of convenience, this Agreement may be referred to as bearing the formal date of June 26, 2012, notwithstanding its actual date of signature.

13.21                 Swedish Companies Act

Notwithstanding anything to the contrary herein, the obligations and liabilities of any Obligor incorporated under the laws of Sweden (each, a “Swedish Obligor”) under this Agreement and the scope of this Agreement as it relates to any such Swedish Obligor shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (in Swedish: Aktiebolagslagen (2005:551)) regulating prohibited loans and guarantees and the distribution of assets, and it is understood that the obligations of the Swedish Obligor for its obligations and liabilities hereunder shall apply only to the extent permitted by the above-mentioned provisions as applied, together with other applicable provisions of the said Companies Act, and the Agreement shall be limited in accordance with this Section 13.21. For greater certainty, nothing in this Section 13.21 shall affect the obligations and liabilities of any other Obligor or any other aspect of this Agreement.

13.22                 Finnish Companies Act

Notwithstanding anything to the contrary herein, the obligations and liabilities of any Obligor incorporated under the laws of Finland (each a “Finnish Obligor”) under this Agreement and the scope of this Agreement as it relates to any such Finnish Obligor shall be limited if (and only if) required by an application of the provisions of the Finnish Companies Act (in Finnish: Osakeyhtiölaki — 624/2006) regulating prohibited loans and guarantees and the distribution of assets, and it is understood that the obligations of the Finnish Obligor for its obligations and liabilities hereunder shall apply only to the extent permitted by the above-mentioned provisions as applied, together with other applicable provisions of the said Companies Act, and the Agreement shall be limited in accordance with this Section 13.22. For greater certainty, nothing in this Section 13.22 shall affect the obligations and liabilities of any other Obligor or any other aspect of this Agreement.

13.23                 Fees and Expenses

Whether the transactions contemplated by this Agreement are concluded or not and whether or not any part of the Credit Facility is actually used, in whole or in part, the Borrower shall pay:

13.23.1       the reasonable, documented costs of the Lender for the preparation, negotiation, execution, delivery, administration, registration, publication and/or service of the term sheet and related documentation, this Agreement and the other Loan Documents, as well as any amendments, modifications, waivers, consents or examinations pertaining to this Agreement and the other Loan Documents; and

13.23.2       all reasonable, documented fees and out-of-pocket costs and expenses, including the legal fees and costs, incurred by the Lender to preserve, enforce, protect or exercise its rights hereunder or under the other Loan Documents, including all such fees and costs incurred during any workout, restructuring or negotiations in respect of the Credit Facility, any Letter of Credit and any Loan Obligations;

All amounts due to the Lenders pursuant to this Section 13.23 shall bear interest on the Prime Rate Basis from the date that is 30 days following demand (together with the delivery of any relevant invoice) by the Lender until the Borrower has paid the same in full, with interest on unpaid interest.  The obligations of the Borrower under this Section 13.23 as such obligations relate to costs and expenses incurred prior to the repayment of the Loan Obligations and termination of this Agreement shall survive the repayment of the Loan Obligations and the termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	THE BANK OF NOVA SCOTIA

40 King Street West
Scotia Plaza, 62nd Floor
Toronto, Ontario
M5W 2X6
	By:	(Signed) Ray Clarke
Attention: Ray Clarke/ Ian Stephenson		Name:	Ray Clarke
		Title:	Managing Director
Facsimile: (416) 866-2009
	By:	(Signed) Ian Stephenson
		Name:	Ian Stephenson
		Title:	Director

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S1

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	AGNICO-EAGLE MINES LIMITED

145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7
	By:	(Signed) Ammar Al-Joundi
Attention: Ammar Al-Joundi		Name:	Ammar Al-Joundi
		Title:	Senior Vice-President,
Finance & Chief Financial Officer
Facsimile: (416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S2

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	1715495 ONTARIO INC.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7
	By:	(Signed) Ammar Al-Joundi
Attention: Ammar Al-Joundi		Name:	Ammar Al-Joundi
		Title:	Vice-President & Director
Facsimile: (416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S3

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice	1641315 ONTARIO INC.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7
	By:	(Signed) R. Gregory Laing
Attention: Ammar Al-Joundi		Name:	R. Gregory Laing
		Title:	Director
Facsimile: (416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S4

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		AGNICO-EAGLE SWEDEN AB

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7
		By:	(Signed) Ammar Al-Joundi
Attention:	Ammar Al-Joundi		Name:	Ammar Al-Joundi
			Title:	Authorized Signatory
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S5

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		AGNICO-EAGLE FINLAND OY

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7
		By:	(Signed) R. Gregory Laing
Attention:	Ammar Al-Joundi		Name:	R. Gregory Laing
			Title:	Authorized Signatory
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S6

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		AGNICO EAGLE MEXICO S.A. DE C.V.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7

		By:	(Signed) R. Gregory Laing
Attention:	Ammar Al-Joundi		Name:	R. Gregory Laing
			Title:	Authorized Signatory
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S7

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		TENEDORA AGNICO EAGLE MEXICO S.A. DE C.V.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7
		By:	(Signed) R. Gregory Laing
Attention:	Ammar Al-Joundi		Name:	R. Gregory Laing
			Title:	Authorized Signatory
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S8

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		AGNICO-EAGLE MINES MEXICO COOPERATIE U.A.

c/o Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario
M5C 2Y7
		By:	(Signed) Ammar Al-Joundi
Attention:	Ammar Al-Joundi		Name:	Ammar Al-Joundi
			Title:	Authorized Signatory
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S9

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		AGNICO-EAGLE MINES SWEDEN
COOPERATIE U.A.
c/o Agnico-Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario M5C 2Y7
		By:	(Signed) Ammar Al-Joundi
Attention:	Ammar Al-Joundi		Name:	Ammar Al-Joundi
			Title:	Authorized Signatory
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S10

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		AGNICO-EAGLE (USA) LIMITED

c/o Agnico-Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario M5C 2Y7
		By:	(Signed) R. Gregory Laing
Attention:	Ammar Al-Joundi		Name:	R. Gregory Laing.
			Title:	Secretary, Treasurer and
Facsimile:	(416) 367-4681			Director

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S11

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		9237-4925 QUÉBEC INC.

c/o Agnico-Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario M5C 2Y7
		By:	(Signed) R. Gregory Laing
Attention:	Ammar Al-Joundi		Name:	R. Gregory Laing
			Title:	Authorized Signatory
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S12

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		GRAYD RESOURCE CORPORATION

c/o Agnico-Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario M5C 2Y7
		By:	(Signed) R. Gregory Laing
Attention:	Ammar Al-Joundi		Name:	R. Gregory Laing
			Title:	Secretary and Director
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S13

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date first hereinabove mentioned.

Address For Notice		RESOURCE GRAYD DE MEXICO, S.A. DE C.V.

c/o Agnico-Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario M5C 2Y7
		By:	(Signed) R. Gregory Laing
Attention:	Ammar Al-Joundi		Name:	R. Gregory Laing
			Title:	Secretary and Director
Facsimile:	(416) 367-4681

[signature page for Credit Agreement relating to The Bank of Nova Scotia, as lender, and Agnico-Eagle Mines Limited, as borrower]

S14

EXHIBIT A

NOTICE OF BORROWING AND CERTIFICATE

[See Section 3.1]

TO:	The Bank of Nova Scotia Global Wholesale Services — Loan Operations department 720 King Street West Third Floor Toronto, Ontario M5V 2T3

Reference is made to the credit agreement dated as of June 26, 2012 between Agnico-Eagle Mines Limited, as borrower, the guarantors from time to time party thereto, and The Bank of Nova Scotia, as lender, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”). All terms used in this certificate and that are defined in the Credit Agreement will have the meanings defined in the Credit Agreement.

A.                                    Request for Letter of Credit

Notice is hereby given pursuant to the Credit Agreement that the undersigned hereby irrevocably requests as follows:

1.                                     that a Letter of Credit be made under the Credit Facility;

2.                                      the face amount of the Letter of Credit shall be [choose one] [• Canadian Dollars (C$•)/ • US Dollars (US$•)]; and

3.                                      the Issuance Date shall be                                 .

4.                                      The undersigned hereby confirms as follows:

(a)                                 no Default or Event of Default has occurred and is continuing on the date hereof or will result from the issuance of the Letter of Credit(s) requested herein; and

(b)                                 the undersigned will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding paragraph (a) would not be true if made on the Issuance Date.

DATED

AGNICO-EAGLE MINES LIMITED

By:
Name:
Title:

S2

EXHIBIT B
ADDITIONAL GUARANTOR AGREEMENT

[See Section 7.2]

THIS AGREEMENT supplements the credit agreement dated as of June 26, 2012 between Agnico-Eagle Mines Limited, as borrower, the guarantors from time to time party thereto and The Bank of Nova Scotia, as lender, as amended, supplemented, restated or replaced from time to time (the “Credit Agreement”).

RECITALS:

A.                                    All terms used in this Agreement that are defined in the Credit Agreement have the meanings defined in the Credit Agreement.

B.                                    The Credit Agreement contemplates that further Subsidiaries of the Borrower shall become Guarantors in certain circumstances.

C.                                    [•] (the “New Subsidiary”) is required or permitted by the Credit Agreement to become a Guarantor.

D.                                    The New Subsidiary has delivered an opinion of its counsel and other resolutions and ancillary documents required by the Credit Agreement.

THEREFORE, for value received, and intending to be legally bound by this Agreement, the parties agree as follows:

1.                                      The New Subsidiary hereby acknowledges and agrees to the terms of the Credit Agreement and agrees to be bound by all obligations of a Guarantor, and therefore an Obligor, under the Credit Agreement as if it had been an original signatory thereto.

2.                                      The Lender acknowledges that the New Subsidiary is a Guarantor, and therefore an Obligor, as of the date of this Agreement.

3.                                      This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

4.                                      This Agreement and the other Loan Documents have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in any jurisdiction in respect hereof or thereof.

5.                                      This Agreement may be signed in counterparts and transmitted by facsimile or “PDF”, each of which shall be considered an original and all of such counterparts taken together shall constitute one and the same agreement.

[Note: additional foreign law provisions, if any, to be included, as applicable.]

IN WITNESS OF WHICH, the undersigned have executed this Agreement as of [•].

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

By:	Name:
Title:

[NEW SUBSIDIARY]

By:
Name:
Title:

By:	Name:
Title:

S2